EX.99.h.9

Aberdeen Multi-Manager Alternative Strategies Fund II, series of

ABERDEEN FUNDS

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT is made as of the 26th day of February, 2016 by and between Aberdeen Funds (the “Trust”), on behalf of its series known as Aberdeen Multi-Manager Alternative Strategies Fund II (the “Fund”), and Aberdeen Asset Management Inc. (the “Adviser”):

WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and has been retained by the Trust to serve as the investment adviser to each Fund pursuant to an agreement (the “Advisory Agreement”) entered into with respect to the Funds as of November 13, 2015;

NOW, THEREFORE, the parties hereto agree as follows:

1. The Adviser (or an affiliate of the Adviser) agrees to pay or absorb Covered Expenses (as defined in Section 3 below) of the Fund to the extent necessary so that the total expense ratio (as calculated in the Fund’s prospectus) of Class A, Class C, Class R and Institutional Class shares does not exceed 1.99% of the average daily net assets for the Class A, Class C, Class R and Institutional Class shares respectively (the “Expense Limitation”). The Expense Limitation shall remain in effect indefinitely unless sooner terminated or changed by the Board.

3. “Covered Expenses” include all organization and offering expenses and all expenses incurred directly by the Fund that are required to be included as an expense in the Fund’s Form N-1A Fee Table, but exclude: taxes (including foreign transaction taxes), expenses associated with investment in other pooled investment vehicles (including exchange traded funds and other affiliated and unaffiliated funds), any fees paid pursuant to a Rule 12b-1 plan (if applicable to the share class), transaction costs and brokerage commissions, costs related to any securities lending program, dividend and interest expenses associated with securities sold short, inverse floater program fees and expenses, transaction charges and interest on borrowed money, interest and extraordinary expenses.

4. Additionally, the Adviser will waive its advisory fee payable by a Fund under the Advisory Agreement to the extent necessary to reimburse the Fund for any management fees to which it is subject as an investor in private investment funds, funds traded publicly on foreign exchanges and open-end and closed-end registered investment companies that are not exchange-traded funds.

5. This Agreement will remain in effect (i) indefinitely or (ii) until earlier terminated by the Board. The Fund, with Board approval, may terminate this Agreement upon 30 days’ written notice to the Adviser. This Agreement will terminate automatically upon the termination of the Advisory Agreement unless a new Advisory Agreement with the Adviser (or an affiliate of the Adviser) to replace the terminated agreement becomes effective upon such termination.

6. The Fund agrees to carry forward for a period not to exceed three (3) years from the end of the fiscal year in which an expense is incurred by the Adviser any Covered Expenses in excess of the applicable Expense Limitation that are paid or assumed by the Adviser (or an affiliate of the Adviser) pursuant to this Agreement (“Excess Operating Expenses”) and to reimburse the Adviser (or an affiliate of the Adviser) in the amount of such Excess Operating Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Fund’s operating expenses for any year to exceed the applicable Expense Limitation in effect at the time the expense was paid or absorbed.

7. This Agreement shall terminate in the event the Adviser (or an affiliate of the Adviser) terminates the Advisory Agreement without the consent of the Fund (other than a termination resulting from an “assignment,” as defined by the 1940 Act and the rules thereunder, of the Advisory Agreement). If this

Agreement is terminated by the Fund or if this Agreement terminates because the Fund terminates or fails to renew for any additional term the Advisory Agreement, the Fund agrees to reimburse any remaining Excess Operating Expenses not previously reimbursed, such reimbursement to be made to the Adviser not later than 30 days after the termination of this Agreement and without regard to the applicable Expense Limitation.

8. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

9. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ABERDEEN FUNDS, on behalf of its series Aberdeen Multi-Manager Alternative Strategies Fund II

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Managing U.S. Counsel